Exhibit 10.04

FIRST AMENDMENT

TO THE

STATE AUTO FINANCIAL CORPORATION

LEADERSHIP BONUS PLAN

Background Information

A.

State Auto Financial Corporation (“STFC”) previously adopted and maintains the State Auto Financial Corporation Leadership Bonus Plan (the “Plan”) for the benefit of identified executive officers and other key management employees, managers and professionals.

B.	STFC desires to amend the Plan to comply with final regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

C.	Article 9 of the Plan permits the Compensation Committee of the Board of Directors of STFC to amend the Plan and the Board authorized such an amendment at a meeting held on November 9, 2007.

Amendment of the Plan

The Plan is hereby amended effective January 1, 2009 as follows:

1.	The last sentence of Section 5.1 of the Plan is hereby amended in its entirety to read as follows:

The Administrator may provide for deferred payment of any Final Bonus in accordance with the terms and conditions for making such a deferred compensation election contained in the State Auto Property & Casualty Insurance Company Amended and Restated Incentive Deferred Compensation Plan, as the same may be amended from time to time.

2.	Section 6.3 of the Plan is hereby amended in its entirety to read as follows:

In the event a Participant’s employment is terminated before the end of the Performance Period due to involuntary termination, all of the Participant’s rights to any Final Bonus for that Performance Period shall be forfeited unless otherwise determined by the Administrator, in its sole discretion, due to the business circumstances of the termination, including, but not limited to, a termination in connection with the divestiture of a business segment, subsidiary or affiliate. Any such Final Bonus, as determined by the Administrator, shall be paid at the same time payments are made to Participants who did not terminate employment during the applicable Performance Period. If a Participant terminates employment for any other reason prior to the date the Final Bonus, if any, is paid, all of the Participant’s rights to any Final Bonus for that Performance Period shall be forfeited. Except as provided in Sections 6.1 and 6.2 and otherwise provided in this Section 6.3, only Participants who are, as of the date the Final

Bonus, if any, is paid, either current, active Employees or current Employees who are on a leave of absence authorized by the Company shall be entitled to any Final Bonus earned for the Performance Period; provided, however, that a Final Bonus shall not be paid to any Employee on performance probation on the last day of the Performance Period in which such Final Bonus, if any, would otherwise have been earned by such Employee.

3.	All other provisions of the Plan shall remain in full force and effect.

STATE AUTO FINANCIAL CORPORATION

By:	/s/ Robert P. Restrepo, Jr.

Title:	President